Exhibit 10.1
SETTLEMENT AGREEMENT
This Settlement Agreement (“Agreement”) is entered into as of January 26, 2016, (the “Effective Date”) by and between Overstock.com, Inc., Keith Carpenter, Olivier Chang, Fern Bailey and Wendy Mather, as Co-Personal Representatives of the Estate of Mary Helburn, Elizabeth Foster, Hugh D. Barron, David Trent and Mark Montag, on the one hand (collectively the “Overstock Parties”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Pierce”) and Merrill Lynch Professional Clearing Corporation (“Merrill Pro”), on the other hand (collectively the “Merrill Parties”). The Overstock Parties and the Merrill Parties are referred to collectively herein as the “Settling Parties.”
RECITALS
A.Whereas, on or about February 2, 2007, the Overstock Parties filed a lawsuit, captioned Overstock.com, Inc. et al. v. Morgan Stanley & Co., Incorporated et al., Case No. CGC-07-460147 in the Superior Court of California for the County of San Francisco (the “Action”) in which the Overstock Parties asserted claims for, among other things, alleged violations of California Corporations Code Sections 25400 and 25500, California Business & Professions Code Sections 17200 and 17500, et seq., and New Jersey’s RICO statute;
B.Whereas judgment was entered in favor of the Merrill Parties in the Action on or about April 12, 2012, including for costs;
C.Whereas on November 13, 2014, the California Court of Appeal issued two decisions ruling on appeals from the Action, Court of Appeal No. A135682 (the “Main Appeal”) and Court of Appeal Case Nos. A133487 and A135180 (the “Sealing Appeal”), in which judgment was affirmed as to Merrill Pierce and reversed as to Merrill Pro on the Overstock Parties’ claim for violations of California Corporations Code Sections 25400 and 25500;

D.Whereas Merrill Pro is thus the sole remaining defendant in the Action and Merrill Pierce was a former defendant in the Action;
E.Whereas, on remand, the Overstock Parties and Merrill Pro continue to litigate the claim for violations of California Corporations Code Sections 25400 and 25500, and the Overstock Parties and Merrill Pierce dispute if, and in what amount, Merrill Pierce should be awarded its costs of the Action;
F.Whereas, in order to avoid the additional expenditure of time, money, and resources, the Parties desire to compromise and resolve fully and settle the Action and all disputed matters between them and have agreed to do so on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises, obligations, and covenants set forth in this Agreement, the Parties agree as follows:
SETTLEMENT TERMS
1.Payment. The Merrill Parties agree to pay $20,000,000 ($20 million) to Overstock.com, Inc. (the Settling Parties understand that the allocation of the Payment among the Overstock Parties is set forth in a separate agreement among the Overstock Parties). Specifically, after receiving executed copies of the Agreement from each of the Overstock Parties and appropriate W-9(s) and wiring instructions, the Merrill Parties will (a) immediately provide an executed copy of the Agreement and (b) within ten (10) business days cause the $20 million to be wired to Lubin Olson & Niewiadomski LLP.
2.Dismissals with Prejudice. Within two (2) business days of receipt of the Payment set forth in Paragraph 1, the Overstock Parties shall dismiss with prejudice the Action and all of their claims therein. These dismissals shall result in the dismissal with prejudice of the entire Action.

3.Mutual Waiver of Costs. The Settling Parties agree to bear their own costs and to waive any and all claims to costs, expenses, or fees that arise out of or relate to the Action, including but not limited to any and all costs previously awarded to Merrill Pierce.
4.Non-Opposition to Motion to Seal. The Merrill Parties agree that they will not continue their opposition to Plaintiffs’ Motion to Seal Materials Submitted with Defendants’ Oppositions to Plaintiffs’ Motions to Tax filed on or about January 29, 2013, as well as any other motions to seal related to this Action. The Merrill Parties further agree to file a timely Statement of Non-Opposition in the form attached hereto as Exhibit A.
5.Press Release. Overstock will issue a press release concerning this settlement in the form attached hereto as Exhibit B.
6.Mutual Releases.
a.    Release of Merrill Parties. Except as to the obligations created by this Agreement, including the $20 million payment, the Overstock Parties, on behalf of themselves and each of their past, present and future corporate parents, subsidiaries, affiliates, partners, predecessors, and successors and their respective licensees, assigns, attorneys, insurers, officers, directors, representatives, shareholders controlled by the Overstock Parties, employees, agents, trusts, beneficiaries, estates, heirs, executors, and administrators (collectively, the “Overstock Releasors”), do hereby release, remise, discharge, and forever acquit the Merrill Parties, including their past, present, and future corporate parents, subsidiaries, affiliates, predecessors, and successors and their respective trusts, beneficiaries, estates, heirs, executors, administrators, licensees, assigns, principals, representatives, insurers, agents, attorneys, employees, partners, officers, and directors (collectively, the “Merrill Releasees”), from any and all claims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of any kind or nature whatsoever, including without limitation claims for sanctions and claims for attorneys’ fees, whether known or unknown, suspected or unsuspected, claimed or unclaimed, liquidated or unliquidated, matured or unmatured, fixed or contingent, that the Overstock Releasors now have, could have claimed, have claimed, or may claim to have against the Merrill Releasees, relating to, arising out of, or in any way involving the Action or any claims therein, all claims that were or could have been raised in the Action, and any purchase, holding, sale, pricing, clearance, or settlement of, or other transaction in, Overstock.com, Inc. securities, bonds, options, or derivatives (collectively, “Overstock Securities”), short sales or short selling of Overstock Securities, lending of Overstock Securities, failures to deliver or receive Overstock Securities, or the facilitation or brokering of such transactions or activities, or any other conduct to which the claims in the complaints in the Action are related, from the history of the world to the date hereof.
b.    Release of Overstock Parties. Except as to the obligations created by this Agreement, the Merrill Parties, on behalf of their past, present and future corporate parents, subsidiaries, affiliates, predecessors, and successors and their respective representatives, agents, attorneys, estates, heirs, executors, administrators, licensees, and assigns (collectively, the “Merrill Releasors”) do hereby release, remise, discharge, and forever acquit the Overstock Parties, including their past, present and future corporate parents, subsidiaries, affiliates, predecessors, and successors and their respective trusts, beneficiaries, estates, heirs, executors, administrators, licensees, assigns, principals, representatives, insurers, agents, attorneys, current employees, partners, officers, and directors (collectively, the “Overstock Releasees”), from any and all claims, demands, liabilities, damages, causes of action, costs expenses, and compensation, including claims for sanctions and claims for attorneys’ fees, whether known or unknown, suspected or unsuspected, claimed or unclaimed, liquidated or unliquidated, matured or unmatured, fixed or contingent, that the Merrill Releasors now have, could have claimed, have claimed, or may claim to have against the Overstock Releasees relating to, arising out of, or in any way involving the Action or any claims therein, including without limitation any allegedly improper or inappropriate institution, prosecution, or settlement of the Action.
c.    Mutual Waiver of Section 1542. The Settling Parties expressly waive and relinquish all rights and benefits afforded to them by section 1542 of the Civil Code of the State of

California (“Section 1542”), and all rights and benefits conferred by any law of any state or territory of the United States or principle of common law that is similar, comparable, or equivalent to Section 1542, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each of the Settling Parties warrants that it has read this Agreement, including this waiver of Section 1542, and that each of them has had the opportunity to consult counsel about the Agreement and specifically about the waiver of Section 1542, and each of them understands the Agreement and the Section 1542 waiver and freely and knowingly enters into this Agreement. The Settling Parties acknowledge that they may hereafter discover facts different from or in addition to those they know or now believe to be true with respect to the matters released or described in this Agreement, and they agree to the releases and agreements notwithstanding any later discovery of any such different or additional facts. The Settling Parties hereby assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts which are now unknown to them.
GENERAL PROVISIONS
7.Warranty of Reliance Solely on this Agreement As Written. None of the Settling Parties is entering into this Agreement in reliance upon any express or implied representation, agreement, or understanding of any kind, except as to representations contained in this Agreement.
8.No Transfer of Claims. Each party acknowledges, represents, and warrants that, as of the date of its execution of this Agreement, it has not voluntarily or involuntarily transferred any of its claims, demands, or rights in the Lawsuit.

9.Investigation of Facts. Each party acknowledges, represents, and warrants as of the date of its execution of this Agreement that it has made such investigation of the facts pertaining to this Agreement as it deems necessary.
10.Representation by Counsel. Each of the Settling Parties acknowledges that it has had the opportunity to seek advice of independent legal counsel in connection with this Agreement and that it understands the meaning of every term of this Agreement and the consequences of signing this Agreement.
11.Preparation of Agreement. This Agreement is the product of negotiation and preparation by and among the Settling Parties and their respective attorneys. The Settling Parties, therefore, expressly acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or another, or its attorneys, and will be construed accordingly.
12.Integrated Agreement. This Agreement, as now written, constitutes the final expression of the entire agreement among the Settling Parties with respect to its subject matter, and supersedes all prior, contemporaneous, oral or written agreements and discussions, if any. This Agreement may be changed, revised, or altered only by amendment or modification in writing signed by each of the Settling Parties and signifying their agreement to such changes, revisions or alterations.
13.Parties Bound and Benefited by Agreement. This Agreement binds the signatories to this Agreement and the persons identified herein and shall inure to their benefit to the extent permitted by law. Except as to those persons and entities identified in this Agreement, no other person or entity shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement.
14.Governing Law, Jurisdiction, and Enforceability. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of California without regard to its principles of conflicts of laws. The Settling Parties agree that, pursuant to California Code of Civil Procedure section 664.6, the Superior Court of the State of California for the County of San

Francisco shall retain continuing and exclusive jurisdiction of this action and any and all subsequent actions arising out of or related to the interpretation or enforcement of this Agreement. The Settling Parties agree that this Agreement is binding, enforceable, and admissible in order to enforce this Agreement. The Settling Parties agree that exclusive jurisdiction to enforce this Agreement shall be retained by the Hon. Suzanne Ramos Bolanos of the San Francisco Superior Court, or, if for any reason Judge Bolanos is unavailable to preside, then another judge of the San Francisco Superior Court.
15.Authority. Each person who signs this Agreement and all related agreements on behalf of a party represents and warrants that he or she has full and complete authority to execute this Agreement and all related agreements and that any necessary Board of Director resolutions, partnership votes, or other approvals have been obtained.
16.Counterparts. This Agreement may be executed in separate counterparts, which together constitute one instrument. This Agreement may be transmitted by facsimile or email.
17.Inability to Use this Agreement If Not Effective. If this Agreement does not become effective for any reason, it shall be deemed negotiations for settlement purposes only and will not be admissible in evidence or usable for any purposes whatsoever.
18.No Evidence or Admission of Liability. This Agreement is a compromise and settlement of the Lawsuit. The Settling Parties acknowledge that by entering into this Agreement, each party intends only to reach an amicable resolution of their differences. This Agreement shall not be deemed to be, nor construed to be, evidence of any matter. No party in any way admits liability to any other party or to any other person or entity.
19.Construction. All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. If any portion or term of this Agreement is held unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected and shall remain fully in force and enforceable. The terms of this Agreement are contractual, and not merely a recital.

20.Attorneys’ Fees. All Settling Parties shall bear their own costs and attorneys’ fees incurred in connection with this Lawsuit. If any action or proceeding at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Settling Parties agree that the prevailing parties shall be entitled to recover attorneys’ fees and costs spent in connection with any such action or proceeding, in addition to any other relief to which said parties may be entitled.
21.Further Documentation. The Settling Parties each understand and agree that the terms of this Agreement shall constitute a binding settlement upon all of them. They shall do, execute and deliver, or shall cause to be done, executed, and delivered, all such further acts, documents, or instruments as shall be necessary and appropriate to carry out the purposes of this Agreement.
22.Notices. All notices served on a party under this Agreement shall also be served on the counsel for the party listed below, or, if that counsel cannot be located, on such other counsel as is known to have represented the party during this Lawsuit.
23.No Confidentiality. The Settling Parties agree that this Agreement is not confidential.
24.Non-Disparagement Agreement. Overstock.com Inc. will issue a press release, in the form of Exhibit B, as referenced above in paragraph 5 of the Settlement Terms, and agrees to issue no other formal public statement concerning the Action.  In addition, the Settling Parties agree that for 24 months from the Effective Date neither they nor any of their representatives, executives, members of senior management, or anyone else acting on their behalf, shall make any public statement about the conduct or role of the Settling Parties in the Action, the claims and defenses asserted by any of the Settling Parties in the Action, any documents produced by any of the Settling Parties in the Action, or any testimony provided in the Action by an employee or former employee of any of the Settling Parties, other than repeating or summarizing some or all of the contents of the press release.  To the extent Overstock.com or its representatives wishes to make public statements regarding the topics contained in the penultimate paragraph of Exhibit B (beginning “Overstock feels the fight . . .”) it shall not be constrained by this Paragraph 24 if those public statements do not reference the conduct or role of the Merrill Parties in the Action, the claims and defenses asserted by the Merrill Parties in the Action, any documents produced by the Merrill Parties in the Action, or any testimony provided in the Action by an employee or former employee of the Merrill Parties.  The Settling Parties agree that irreparable harm would result to the Merrill Parties and their affiliates on the one hand, or the Overstock Parties on the other, if any part of the covenant contained in this Paragraph 24 is not fully performed and that the relevant non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this provision or to enforce it specifically in addition to any other remedy to which that party is entitled at law or in equity.  The Settling Parties acknowledge that legal damages arising out of this covenant will not adequately compensate the other Settling Parties for the harm caused by the breach of this covenant, including due to the uncertain risks and liabilities to which such a breach could potentially expose the non-breaching party.
AGREED TO AND ACCEPTED BY:

Dated:	1/27/2016	OVERSTOCK.COM, INC.,
a Delaware corporation

		By:	/s/ Jonathan E. Johnson III
		Name:	Jonathan E. Johnson
		Title:	Chairman

Dated:	Keith Carpenter

	By:	/s/ Keith Carpenter

Dated:	1/28/2016	Olivier Cheng

		By:	/s/ Olivier Cheng

Dated:	1/27/2016	Estate of Mary Helburn

		By:	/s/ Fern L. Bailey
		Name:	Fern L. Bailey
		Title:	Attorney-In-Fact

Dated:	1/27/2016	Estate of Mary Helburn

		By:	/s/ Wendy Mather
		Name:	Wendy Mather
		Title:	Co-Executor

Dated:	1/28/2016	Elizabeth Foster

		By:	/s/ Elizabeth Foster

Dated:	1/27/2016	Hugh D. Barron

		By:	/s/ Hugh D. Barron

Dated:	1/27/2016	David Trent

		By:	/s/ David Trent

Dated:	1/27/2016	Mark Montag

		By:	/s/ Mark Montag

Dated:	1/28/2016	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

		By:	/s/ Brendan Dowd
		Name:	Brendan Dowd
		Title:	Attorney-In-Fact

Dated:	1/28/2016	MERRILL LYNCH PROFESSIONAL CLEARING CORPORATION

		By:	/s/ John K. McCarthy
		Name:	John K. McCarthy
		Title:	Executive Vice President

APPROVED AS TO FORM:

Dated:	1/27/2016	LUBIN OLSON & NIEWIADOMSKI LLP

		By:	/s/ Theodore Griffinger
Theodore Griffinger
Attorneys for Plaintiffs

Dated:	1/27/2016	O’MELVENY & MYERS LLP

		By:	/s/ Andrew Frackman
Andrew Frackman
Attorneys for Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corporation

Exhibit A

Statement of Non-Opposition

[Intentionally omitted]

Exhibit B

Press Release dated January 28, 2016

[Intentionally omitted]